Exhibit 99.1
NEWS RELEASE

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Constellation Brands Adds Chief Operating Officer
Role and Names Bill Newlands
Chris Stenzel Appointed President Wine & Spirits Division

VICTOR, N.Y., Jan. 25, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, today announced that Bill Newlands has been named executive vice president, chief operating officer, a new position within the company. A 30-year industry veteran, Newlands joined Constellation in 2015 as executive vice president and chief growth officer and currently serves as president of the Wine & Spirits Division. This change enables the company to continue to build bench strength for critical leadership roles in the future.
In his new role, Newlands will oversee the Beer Division, Wine & Spirits Division and Growth organization. He will report directly to Rob Sands, president and chief executive officer. Newlands will focus on advancing strategic growth opportunities across the company to fully leverage Constellation’s position as a leading total beverage alcohol company.
“Bill simply is one of the ‘best of the best’ in the industry,” said Sands. “He is a dynamic leader with a unique capacity to translate vision into reality. He has ignited our approach to company-wide innovation and driven growth within our Wine & Spirits Division. The creation of the COO role will allow Bill to bring that talent to the entire organization and continue to fuel our momentum,” Sands added.
With Newlands’ transition to chief operating officer, the company is announcing additional leadership changes.
“As an organization, we continue to evolve and change because we are relentless in driving forward and these appointments position the next generation of leadership to build on our dynamic growth,” said Sands.
Chris Stenzel has been promoted to executive vice president, president, Wine & Spirits Division. Stenzel has over 18 years of beverage alcohol experience, joining Constellation Brands in 2008. Since that time, he has held a number of senior roles including leading our Wine & Spirits finance division and most recently as senior vice president finance for the Beer Division. Stenzel is a trusted strategic counselor to leadership across the organization bringing deep commercial and operational knowledge and experience to his new role. Stenzel and Paul Hetterich, president of the Beer Division, will both report to Bill Newlands.
Ben Dollard will transition to the role of senior vice president, chief marketing officer and International for the Wine & Spirits Division and report to Chris Stenzel. Dollard came to the company in 2001 and most recently served as chief growth officer and previously led the Canadian wine business.
Jared Fix will assume the role of senior vice president, chief growth officer with responsibility for driving the company’s growth strategy across both the Beer and Wine & Spirits Divisions. He will report to Bill Newlands. Fix joined Constellation in 2015 as senior vice president and chief marketing officer, Wine & Spirits Division.
All executive appointments are effective January 30, 2017.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, Canada, New Zealand and Italy. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world’s leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, about 40 facilities and approximately 8,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

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